Exhibit 4.9

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Version

AMENDED & RESTATED OPERATING AGREEMENT OF

INNOVATIVE SOLAR VENTURES I LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Innovative Solar Ventures I LLC, a Delaware limited liability company (the “Company”), is made and entered into as of April 17, 2017 (the “Effective Date”), by and among the Company and the members set forth on Schedule A attached hereto (the “Members”).

WHEREAS, this Agreement sets forth the understandings of the parties hereto with respect to the organization and operation of the Company and the scope and conduct of its business; and

WHEREAS, this Agreement amends, restates and supersedes in all respects any and all prior operating agreements of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS; DEFINITIONS

Section 1.1      Formation; Name; Principal Place of Business; Registered Agent.

(a)     Formation. The Members hereby organize a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Tit. 6 Section 18-101, et seq. (the “Act”) and the provisions of this Agreement and, for that purpose, have caused a Certificate of Formation (the “Certificate”) to be prepared, executed and filed with the Secretary of State of the State of Delaware on April 22, 2016. The Company and the Members, each hereby approves, authorizes and ratifies the actions of Jasso Lopez PLLC and its agents, in filing the Certificate with the Secretary of State of the State of Delaware. The Members shall furnish to the Manager, if the Manager so requests, a power of attorney which may be filed in those jurisdictions as the Manager may reasonably deem appropriate with the Certificate and any amendments and any additional information as is required from the Manager to complete any documents, including Certificates of Formation, this Agreement, amendments thereto and assumed name certificates, and to execute and cooperate in the filing, recording and publishing of those documents at the request of the Manager. The Manager shall not be required to deliver a Certificate of Formation to each Member.

(b)     Name. The name under which the Company shall conduct its business is Innovative Solar Ventures I LLC.

(c)     Principal Place of Business. The Company’s principal place of business shall be located at 1095 Hendersonville Road, Asheville, North Carolina 28803. The Company may have such other business offices within or without the State of Delaware as determined from time to time by the Manager.

(d)     Registered Agent. The registered office of the company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at such address for service of process on the Company in the State of Delaware is Corporation Service Company. The registered office and the registered agent of the Company may be changed by the Manager from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

Section 1.2    Fiscal Year. The Fiscal Year of the Company shall begin on the 1st day of January and end on the 31st day of December of each year (the “Fiscal Year”).

Section 1.3    Liability of Members. The Members shall have no personal liability for the repayment and discharge of debts and obligations of the Company.

Section 1.4    Purposes of Company. The Company’s purpose is to provide funding for and invest in early stage development of solar fields throughout the United States of America, including by investing in the Project Companies, and to engage in such other lawful activities as the Manager may reasonably deem necessary or desirable to accomplish and further such purpose.

Section 1.5    Authorized Equity. The authorized limited liability company interests of the Company shall consist of common membership interests (“Membership Interests”) and developer interests (“Developer Interests”). All Developer Interests shall be issued to the Developer in consideration of the undertaking herein and the contribution pursuant to the Contribution Agreement. Except as expressly set forth in this Agreement, (a) the Developer Interests shall be treated as ordinary Membership Interests for all purposes under this Agreement, (b) all references to Membership Interests in this Agreement shall be deemed to refer to both Membership Interests and Developer Interests and (c) holders of the Developer Interests shall vote on a one-to-one (1:1) basis with the Members holding Membership Interests. Schedule A hereto lists the name and mailing address of, and number of Membership Interests or Developer Interests owned by, each Member. Such Schedule A shall be maintained with the records of the Company at the Company’s principal office and is hereby incorporated by reference and made a part of this Agreement.

Section 1.6     Definitions. For the purposes of this Agreement, unless the context otherwise requires:

(a)     “Abandoned Project” has the meaning set forth in Section 2.12.

(b)     “Abandonment Notice” has the meaning set forth in Section 2.12(a).

(c)     “Accounting Period” means the following periods: The initial Accounting Period will begin upon the initial formation of the Company, and each subsequent Accounting Period will begin immediately after the close of the next preceding accounting period. Each Accounting Period will close at the close of business on the first to occur of (i) the date immediately preceding the day that the Company makes a distribution in accordance with Section 4.2, (ii) the date immediately prior to the date that the Company liquidates pursuant to Article VI, or (iii) at such other time as may be required by governmental rules and regulations imposed upon the Manager.

(d)     “Act” has the meaning set forth in the Section 1.1(a).

(e)     “Additional Project Company” has the meaning set forth in Section 2.13.

(f)     “Affiliate” means, with respect to a specified Person, (i) any Person who or which directly or indirectly owns, controls, or holds with power to vote, 10% or more of any class of equity securities of such specified Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such specified Person; (iii) any Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; or (iv) any officer, director or partner of, or any Person who or which serves in a similar capacity with respect to, such specified Person, or of which such specified Person is an executive officer, director or general partner, or with respect to which such specified Person serves in a similar capacity.

(g)     “Agreement” has the meaning set forth in the preamble.

(h)     “Approved Costs” means all (i) Organization and Offering Expenses, (ii) expenses reflected in the progress billing schedule included within the Development Agreement, (iii) fees, costs and expenses arising or incurred in connection with the offer and Disposition of Project Companies and Approved Projects, including fees and expenses for legal, accounting, placement agent, broker-dealer and consulting services and fees and expenses incurred by or on behalf of the Company in connection with the consummation of any transaction contemplated by Sections 2.11(a), (b) or (f), (iv) 50% of all expenses described in Section 2.4(a)(iv) through (vi), and (v) expenses of the Company and the Project Companies approved by a Board Supermajority; provided, however, that, in the case of clauses (i), (ii) and (iii), such fees, costs and expenses are in accordance with the Approved Development Budget.

(i)     “Approved Development Budget” means the spending plan set forth on Exhibit A, as may be amended by approval of a Board Supermajority; provided that the Approved Development Budget shall not exceed $[***]1.

(j)     “Approved Project” means each Solar Project owned by a Project Company, which, for the avoidance of doubt, shall consist of those Solar Projects contributed pursuant to the Contribution Agreement as well as Solar Projects owned by any Additional Project Companies acquired by the Company.

(k)     “Assumed Tax Rate” has the meaning set forth in Section 4.2(d).

(l)      “Board” has the meaning set forth in Section 2.1.

(m)     “Board Supermajority” means at least 61% of the total number of Directors comprising the Board.

(n)     “Business Day” means a day when banks are open for business in the State of North Carolina.

(o)     “Capital” means the excess of the Company’s assets over its liabilities at market.

(p)     “Capital Account” has the meaning set forth in Section 3.4.

(q)     “Capital Commitment” of a Member means the amount set forth as such Member’s Capital Commitment in the Subscription Agreement delivered by such Member to the Manager and the Company.

(r)     “Capital Contribution” means the total amount of cash or assets contributed to the Company by each Member, from time to time, in accordance with the terms hereof, including the amount set forth in such Member’s Subscription Agreement or Contribution Agreement but excluding any unfunded Capital Commitment.

(s)     “Certificate” has the meaning set forth in Section 1.1(a).

(t)     “Closing Date” means the first date on which a Member is admitted to the Company, as reflected by the date of the Manager’s acceptance of such Member’s Subscription Agreement.

(u)     “Code” means the Internal Revenue Code of 1986.

1 Confidential treatment requested

(v)    “Commitment Fee” means an amount equal to $[***]2

(w)    “Committed Member” has the meaning set forth in Section 3.1(b).

(x)     “Company” has the meaning set forth in the preamble.

(y)     “Contribution Agreement” means that certain Membership Interest Purchase Agreement between the Company and the Developer dated April 16, 2017 pursuant to which the Developer has sold and contributed all of the ownership interests in each of the Approved Projects (other than Additional Project Companies) to the Company in exchange for Developer Interests.

(z)     “Defaulting Member” has the meaning set forth in Section 3.1(c)(i).

(aa)  “Deficiency Percentage” applicable to a Defaulting Member on a certain date means a fraction, expressed as a percentage, equal to (i) the amount by which such Defaulting Member’s total initial Capital Contribution plus its Capital Commitment exceeds its total Capital Contributions on or prior to such determination date divided by (ii) such Defaulting Member’s total initial Capital Contribution plus its Capital Commitment.

(bb)  “Deployment Period” means the period of time beginning on the Effective Date and ending on the earlier to occur of (i) the fifth annual anniversary of the Effective Date and (ii) the date on which Members have made all Capital Contributions required to satisfy fully their respective Capital Commitments.

(cc)   “Developer” means Innovative Solar Systems, LLC, an Affiliate of the Manager.

(dd)   “Developer Directors” has the meaning set forth in Section 2.3(b).

(ee)   “Developer Interests” has the meaning set forth in Section 1.5.

(ff)   “Development Agreement” means that certain Development Services Agreement between the Company and the Developer dated the Effective Date, as such may be amended in accordance with its terms and this Agreement.

(gg)  “Disposition” of a Project Company means the sale, exchange or other disposition by the Company of all or any portion of its ownership interest in a Project Company for cash or in exchange for other securities, or any other event resulting in cash proceeds or other consideration to the Company with respect to a Project Company, including the receipt by the Company of a liquidating dividend or other like distribution in respect of such Project Company.

(hh)   “Disqualification Event” has the meaning set forth in Section 2.3(c).

(ii)     “Disqualified Designee” has the meaning set forth in Section 2.3(c).

(jj)    “Distributable Cash Flow” means the amount received by the Company from the Disposition of a Project Company (other than a VivoPower Disposition), less any (i) Recycle Amount, (ii) Approved Costs, (iii) Commitment Fee and (iv) Reserves.

(kk)   “Distribution Share” has the meaning set forth in Section 4.2(a)(iii).

(ll)     “Due Diligence Period” has the meaning set forth in Section 2.11(a)(i).

2 Confidential treatment requested

(mm)   “Election Notice” has the meaning set forth in Section 5.2(b).

(nn)     “Effective Date” has the meaning set forth in the preamble.

(oo)     “Exculpated Party” has the meaning set forth in Section 2.6.

(pp)     “Fiscal Year” has the meaning set forth in Section 1.2.

(qq)     “Foreign Member” has the meaning set forth in Section 3.4.

(rr)      “Funding Shortfall” means the expenses of the Company and the Project Companies, as described in Section 2.4, including Organization and Offering Expenses and expenses incurred in accordance with the Development Agreement, exceed Approved Costs.

(ss)     “Good Management Standard” means that a Person will perform its management functions (a) in good faith and in a manner it reasonably believes to be in the best interests of the Company and (b) in a manner intended, in the exercise of reasonable judgment, to cause the Company and the Project Companies to comply in all material respects with all applicable material contracts, applicable material governmental approvals and applicable law. The Good Management Standard is not intended to be limited to an optimum set of practices, methods and acts, but rather a spectrum of possible but reasonable practices, methods and acts.

(tt)      “Indemnified Party” has the meaning set forth in Section 2.7.

(uu)    “Independent Expert” has the meaning set forth in Section 3.10.

(vv)    “ISV I Management” means ISV I Management LLC, a Delaware limited liability company owned and controlled by John Green and Richard Green.

(ww)   “Loss” has the meaning set forth in Section 2.6.

(xx)      “Manager” has the meaning set forth in Section 2.1.

(yy)    “Members” has the meaning set forth in the preamble.

(zz)      “Membership Interests” has the meaning set forth in Section 1.5.

(aaa)   “Membership Percentage” means for each Member, at any time, the proportion, expressed as a percentage, that the amount of such Member’s Capital Contributions bears to the aggregate total of all Members’ Capital Contributions.

(bbb)   “Nameplate Capacity” has the meaning set forth in Section 2.14(b)(ii).

(ccc)    “Net Losses” has the meaning set forth in Section 3.5.

(ddd)   “Net Profits” has the meaning set forth in Section 3.5.

(eee)    “Offer Notice” has the meaning set forth in Section 5.2(a).

(fff)     “Offered Project” has the meaning set forth in Section 2.14(b)(i).

(ggg)  “Offered Project Company” has the meaning set forth in Section 2.14(b)(i).

(hhh) “Organization and Offering Expenses” means all fees, costs and expenses arising or incurred before or after the date of this Agreement in connection with the formation of the Company and the offer and sale of Membership Interests, including fees and expenses for legal, accounting, placement agent, broker-dealer and consulting services.

(iii)    “Permitted Disposition” means any Disposition that complies with the requirements set forth in Section 2.11.

(jjj)    “Person” means any individual, partnership, limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity or any foreign equivalent of any of the foregoing.

(kkk) “Project Companies” means the limited liability companies which own the projects set forth on Schedule B and the membership interests in which are held by the Company, as such may be amended in accordance with this Agreement.

(lll)       “Project Purchase Deposit” has the meaning set forth in Section 2.11(a)(ii).

(mmm) “Purchase Notice” has the meaning set forth in Section 2.11(b).

(nnn)   “Recycle Amount” has the meaning set forth in Section 2.11(g).

(ooo)   “Reserves” has the meaning set forth in Section 2.4(d).

(ppp)   “ROFO Exercise Notice” has the meaning set forth in Section 2.11(a)(ii).

(qqq)   “ROFO Notice” has the meaning set forth in Section 2.14(b).

(rrr)      “Rule 506(d) Related Party” has the meaning set forth in Section 2.3(c).

(sss)    “Solar  Project”  means  an  early-stage  utility-scale  ground  mount solar photovoltaic system.

(ttt)     “Specified Price” has the meaning set forth in Section 5.2(a).

(uuu)   “Specified Terms” has the meaning set forth in Section 5.2(a).

(vvv)   “Subject Project Company” has the meaning set forth in Section 2.11(b).

(www) “Subscription Agreement” means, in respect of each Member other than the Developer, the Subscription Agreement executed by such Member and accepted by the Manager governing such Member’s purchase of a Membership Interest.

(xxx)     “Success Fee” has the meaning set forth in Section 2.11(d).

(yyy)    “Tax Distribution” has the meaning set forth in Section 4.2(d).

(zzz)      “Tax Liability Amount” has the meaning set forth in Section 4.2(d).

(aaaa)   “Third Party Sale Premium” has the meaning set forth in Section 2.11(c).

(bbbb)  “VivoPower” means VivoPower (USA) Development LLC, a Delaware limited liability company and wholly-owned subsidiary of VivoPower (USA) LLC, a Delaware limited liability company.

(cccc)   “VivoPower-Acquired Project” means Approved Projects owned by Project Companies sold to VivoPower (or its designated affiliate) pursuant to Section 2.11.

(dddd)  “VivoPower Directors” has the meaning set forth in Section 2.3(b).

(eeee)   “VivoPower Disposition” means any sale of a Project Company to VivoPower (or its designated affiliate) in accordance with Sections 2.11(a) or (b).

(ffff)     “VivoPower Disposition Proceeds” means all cash received by the Company and constituting (i) a VivoPower Purchase Price, (ii) a Project Purchase Deposit, (iii) a Third Party Sale Premium or (iv) a Success Fee.

(gggg) “VivoPower Per-Watt Purchase Price” for a purchase by VivoPower (or its designated Affiliate) of a Project Company means the [***]3.

(hhhh) “VivoPower Purchase Agreement” has the meaning set forth in Section 2.11(a)(ii).

(iv)       “VivoPower Purchase Price” for a Project Company purchased by VivoPower (or its designated Affiliate) in accordance with Section 2.11 means an amount in cash equal to the product of (i) the applicable VivoPower Per-Watt Purchase Price and (ii) the Nameplate Capacity of the Approved Project owned by such Project Company expressed in watts.

(jjjj)     “VivoPower Third Party Sale” has the meaning set forth in Section 2.11(c).

ARTICLE II

MANAGEMENT OF THE COMPANY

Section 2.1 Generally. The business and affairs of the Company will be managed by a manager (the “Manager”), subject to the oversight of a Board of Directors (the “Board”) as set forth in this Agreement. The initial Manager shall be ISV I Management. Subject to the terms of this Agreement, including any decisions, powers and authority reserved to the Members and the Board herein, the Manager shall have the exclusive right, authority, obligation and responsibility to direct, manage and control the business of the Company and to take actions for and on behalf of the Company, in each case in accordance with the Good Management Standard. The Board shall be the manager of the Company for purposes of the Act, including Section 18-402 thereof. The Members shall have no power to participate in the management of the Company except as expressly set forth in this Agreement or the Act. Neither the Board nor the Manager shall be liable for the return or repayment of all or any portion of the capital or profits of any Member (or assignee), it being expressly agreed that any return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the Board or the Manager) of the Company.

3 Confidential treatment requested

Section 2.2    Authority of the Manager.

(a)     The Manager shall have the power and duty on behalf of and in the name of the Company to carry out, or designate such other party to carry out, any and all of the objects and purposes of the Company set forth in Section 1.4, and to perform all acts and enter into and perform all contracts and other undertakings which it reasonably may deem necessary or advisable or incidental thereto, except as otherwise provided herein or reserved to the Members or the Board, in each case as set forth herein.

(b)     The Manager shall perform and discharge all of its duties and obligations hereunder and take all actions for and on behalf of the Company in accordance with the Good Management Standard; provided that no breach of this Section 2.2(b) shall result from, and the Manager shall not be responsible hereunder for, the negligence or willful misconduct of, or breach of contract by, any other Person.

(c)     The Parties acknowledge and agree that various management and operating and maintenance responsibilities with respect to the Company and the Project Companies have been undertaken by the Developer pursuant to the Development Agreement. The Manager shall be responsible for enforcing and supervising the performance of the Developer under the Development Agreement or of any other counterparty that is an Affiliate of the Developer or Manager under a material contract to which the Company is a party, in each case on behalf of the Company and in each case in accordance with the Good Management Standard.

(d)     Notwithstanding anything to the contrary contained in this Agreement, the Manager shall not be deemed to have breached any provision of this Agreement, and the Manager shall not bear any responsibility, for actions or omissions taken or not taken in accordance with the direction of the Board.

Section 2.3    Board of Directors.

(a)     Size and Composition. The number of Directors constituting the Board shall be fixed at five (5); provided that, in accordance with Section 3.1(c), in the event that VivoPower is a Defaulting Member and as long as VivoPower continues to be a Defaulting Member, for purposes of voting on any matter presented to the Board, the number of Directors constituting the Board shall be deemed to be three (3). Directors need not be residents of the State of Delaware. Each Director elected shall hold office until his or her death, legal incapacity, resignation, or removal in the manner hereinafter provided. The Directors shall be two Developer Directors and three VivoPower Directors, except as expressly provided in the foregoing.

(b)     Constituency Directors. The Developer shall be entitled to elect two Directors to the Board (the “Developer Directors”). The initial Developer Directors shall be John Green and Richard Green. Subject to Section 3.1(c)(i)(B), VivoPower shall be entitled to elect three Directors to the Board (“VivoPower Directors”). The initial VivoPower Directors shall be Rick Borry, Carl Weatherly-White and Nicholas Olmsted.

(c)     Meetings. Meetings of the Board may be called by any two (2) Directors. Notice of the date, place, if any, and time of any meeting of the Board shall be given to each Director by the Directors calling the meeting. Notice shall be duly given to each Director (i) in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such Director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (iii) by sending written notice by first-class mail to such Director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. At all meetings of the Board, the presence (in person or by telephone conference or videoconference) of a Board Supermajority shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board for which notice was properly given, the Directors present shall adjourn the meeting and shall notify those Directors not in attendance of the time of the reconvened meeting and of any facilities to be made available to allow the participation in such meeting by telephone conference or videoconference of all Directors not able to attend physically.

(d)     Rule 506 Disqualification. Each Person with the right to designate or participate in the designation of a Director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1) promulgated under the Securities Act of 1933 (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any Director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a Director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any Director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee as a Director and designate a replacement designee who is not a Disqualified Designee.

(e)     Rule 506(d) Related Parties. Each Person with the right to designate or participate in the designation of a Director pursuant to this Agreement hereby represents that neither such Person nor any of its Rule 506(d) Related Parties is subject to a Disqualification Event, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act of 1933. Each Person with the right to designate or participate in the designation of a Director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(f)     Resignation and Removal. Any Director may resign at any time by giving written notice to the Members of the Company. The resignation shall take effect at the time specified in the notice, if so specified, and need not be accepted by the Members to be effective. If any resigning Director is a Member, such resignation shall not affect the Director’s rights and liabilities as a Member. Any Developer Director may be removed at any time, with or without cause, by the Developer. Any VivoPower Director may be removed (i) at any time, with or without cause, by VivoPower.

(g)     Vacancies and Tenure. Any vacancy in a Developer Director office may only be filled by the Developer. Any vacancy in a VivoPower Director office may only be filled by VivoPower. Each Director, whether elected initially or to fill a vacancy or a position resulting from an increase in the number of Directors, shall hold office until his or her earlier death, resignation or removal.

(h)     Matters Requiring Board Supermajority Approval. In addition to and not limitation of any other Member or Board votes or consents set forth in this Agreement, without the prior affirmative vote or written consent of a Board Supermajority, the Company shall not, and none of the Board or any Director, Manager, officer or other representative of the Company shall cause or permit the Company (or any Project Company or other subsidiary of the Company) to, take any of the following actions:

(i)     making any changes to any organizational documents, including this Agreement, that would have a disproportionate material adverse effect on Members holding Membership Interests (other than the Developer) relative to their effect on the Developer;

(ii)     entering into, amending, canceling, suspending, renewing, terminating, or waiving any right or condition precedent in the Development Agreement or any other contract (or series of related contracts) involving consideration in excess of $100,000 during any 12- month period;

(iii)     making any changes to the definition of “Distributable Cash Flow” in Section 1.6(s) or to Section 4.2 of this Agreement, making any distribution to the Members or Manager not in accordance with this Agreement or making, or causing the Company to make, any advance payments of compensation or other consideration to the Manager, Developer or any of its Affiliates, except in accordance with this Agreement or the Development Agreement;

(iv)     acquiring any Additional Project Companies in accordance with Section 2.13;

(v)     incurring any indebtedness for borrowed money, or hypothecating, encumbering or granting any security interest in any assets;

(vi)     issuing any Membership Interests or other equity securities, including securities exchangeable or convertible into equity securities, other than (A) pursuant to Section

3.2 or (B) equity securities issued by Project Companies and other subsidiaries of the Company to the Company;

(vii)     guaranteeing or incurring in the name or on behalf of the Company aggregate obligations to pay money or perform any contract or other obligation of any person;

(viii)     purchasing or redeeming any Membership Interests, except as expressly set forth in this Agreement;

(ix)     except (A) as expressly set forth in this Agreement or (B) in connection with the admission of any Person as a new Member in accordance with the requirements of this Agreement, requiring any Member to make, or accepting from any Member, any Capital Contribution on or after the Effective Date;

(x)     commencing or settling any litigation, arbitration or other legal proceeding if the amount in controversy or settlement exceeds $100,000;

(xi)     filing for, or consenting to, any bankruptcy or other insolvency proceeding;

(xii)     distributing, conveyancing or transferring assets to any third party, the Manager or the Developer, other than Permitted Dispositions;

(xiii)    intentionally incurring any expenses other than Approved Costs;

(xiv)     directly or indirectly establishing or owning any subsidiary other than Project Companies;

(xv)     making any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by United States Generally Accepted Accounting Principles;

(xvi)     entering into or being a party to any transaction with any Director, Member or Manager or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) or Affiliate of any such Person, except for (A) reimbursements of expenses incurred in furtherance of the Company’s business and (B) transactions contemplated by this Agreement, the Development Agreement, and the Contribution Agreement;

(xvii)     causing the Company to take any action within its control that is intended to, or will knowingly, result in an event of default, or in the acceleration of any material obligation or termination of any material right, under any contract to which the Company is a party;

(xviii)     pursuing any remedies available to the Company under any material contract to which it is a party (other than the Contribution Agreement and the Development Agreement);

(xix)     lending any funds of the Company to any Person;

(xx)     making any investments or otherwise acquiring any equity interest in any Person, other than the Project Companies, or engaging in any speculative energy or credit sales, any forward contracts or any similar transactions;

(xxi)     hiring any employees or entering into or adopting any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directions, officers or employees of the Company;

(xxii)     materially changing, amending or substituting the insurance required to be maintained by the Company or any Project Company;

(xxiii)    dissolving or winding up the Company;

(xxiv)     solely with respect to an insurance property claim arising in connection with a Solar Project, settling any such claim for less than the full amount of the replacement value of the applicable Solar Project less any applicable deductible;

(xxv)     any amendment or failure to obtain (if obtainable consistent with generally accepted solar industry practices) or, as a result of the breach of its terms, revocation of, any permit or other governmental authorization required to be held by the Company (or applicable Project Company) for the operation, ownership, management or maintenance of a Solar Project or the sale or transmission of power therefrom in a manner that would have or could reasonably be expected to have a material adverse effect, individually or collectively, on the Company;

(xxvi)     causing the Company or any Project Company to engage in any business or activity that is not within the purpose of such Person, as set forth in its organizational documents, or to change such purpose;

(xxvii)     sale of any Approved Project or Project Company to an Affiliate of the Developer or Manager; and

(xxviii)    approving any amendment to the Approved Development Budget;

provided that, notwithstanding anything in this Agreement to the contrary, the actions set forth in Sections 2.3(h)(i), (ii), (iii), (xi), (xii) and (xvii) shall require the vote of at least one VivoPower-appointed Director.

Section 2.4      Expenses; Development Budget.

(a)     Subject to the Members’ indemnification obligations pursuant to this Agreement, all of the Company’s and the Project Companies’ expenses shall be borne by the Company (or reimbursed to the Manager or Developer to the extent such expenses are advanced by him or it). The Company’s and Project Companies’ expenses include:

(i)     expenses related to transactions, fees, costs of any attorneys (including any attorneys employed or engaged by the Developer), outside accountants or other experts or consultants whose services are rendered in connection with specific transactions (including reimbursement of the Company’s advisers, whether or not they are Affiliates of the Developer), and any legal fees and costs (including settlement and indemnification costs) arising in connection with any litigation or regulatory investigation instituted against the Company, any Project Company or the Developer in connection with the affairs of the Company or any Project Company;

(ii)     all out-of-pocket costs of the administration of the Company, including accounting, audit, annual financial statement, federal income tax Form K-1s, tax return preparation, consulting and legal expenses, costs of holding any meetings of Members, costs of any liability insurance obtained on behalf of the Company and/or the Manager with respect to any Exculpated Party, costs associated with the maintenance of books and records of the Company, and costs associated with the preparation and dispatch to the Members of checks, financial reports and notices and providing other information to existing and prospective Members;

(iii)     all expenses incurred in connection with the registration, qualification or exemption of the Company under any applicable laws;

(iv)     all expenses incurred in connection with any litigation, including appeals, involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(v)     all expenses for indemnity or contribution payable by the Company to any Person, whether payable under this Agreement or otherwise (including any insurance coverage therefor) and whether payable in connection with any litigation, including appeals, involving the Company or otherwise;

(vi)     any withholding or transfer taxes imposed on the Company or any of the Members as a result of its or their earnings, investments or withdrawals (which amounts will be assessed, where applicable to particular Members, directly against such Members pursuant to the terms of this Agreement); and

(vii)     costs of any preparation or audit of the Company’s financial statements, the preparation of its tax returns, any outside accounting or bookkeeping services and the fees and expenses of the Company’s and Developer’s legal counsel (to the extent related to the affairs of the Company or any Project Company).

(b)     The Developer has advanced and, subject to approval by a Board Supermajority, will advance Organization and Offering Expenses on behalf of the Company. All such advances shall be repaid to the Developer by the Company at or promptly following each Closing Date.

(c)     Under the Development Agreement, the Developer will provide administrative and solar field development services to the Company and the Project Companies and the Company will reimburse, advance funds for or pay all direct and indirect expenses of the Company and the Project Companies incurred or payable by the Developer or any Project Company in connection with the Developer’s provision of such services, including any such expenses incurred or becoming payable prior to the Effective Date to the extent that such expenses are reflected in the progress billing schedule included within the Development Agreement and within the Approved Development Budget.

(d)     The Board, by approval of a Board Supermajority, may establish reserves for the Company for various obligations and liabilities of the Company (“Reserves”).

Section 2.5  Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon a certificate of the Manager to the effect that it is the then acting Manager of the Company and has the power and authority of a Manager as herein set forth.

Section 2.6  Exculpation. Except as may be otherwise required by applicable law and without prejudice to the provisions of the Development Agreement, including Federal securities laws, none of VivoPower, the Manager, the Developer, their respective Affiliates or their respective principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, attorneys, advisors, successors or assigns (each, an “Exculpated Party”) shall have any liability to the Company or any Member for any loss, liability, damage, cost, penalty or expense (“Loss”) suffered or sustained by the Company or any Member that arises out of any action or inaction of an Exculpated Party, unless such action or inaction (i) was undertaken or omitted in connection with providing services to the Company or any Project Company or the performance of the Exculpated Party’s duties under this Agreement, the Development Agreement, the Contribution Agreement or as required by law, (ii) was not taken or omitted to be taken by the Exculpated Party in the good faith belief that such act or omission was in the Company’s best interests, and (iii) is finally adjudicated by a court of competent jurisdiction (without any further right of appeal or further proceeding) to constitute bad faith, actual fraud, gross negligence, willful misconduct, a criminal felony related to the Company’s business or a material breach of this Agreement or the Development Agreement. No Exculpated Person shall have any fiduciary or other duty to the Company or any Member, except as expressly set forth in this Agreement or to the extent otherwise required by law. Any Exculpated Party may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants and is, in the good faith belief of such Exculpated Party, in accordance with this Agreement, any other applicable agreements and applicable law, provided that such counsel and accountants shall have been selected with reasonable care. Notwithstanding the foregoing, the provisions of this Section 2.6 shall not be construed so as to relieve (or attempt to relieve) any Exculpated Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.6 to the fullest extent permitted by law.

Section 2.7 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Exculpated Party from and against any Loss suffered or sustained by any or all of them by reason of the fact that they are or were an Exculpated Party, including any judgment, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that such Loss resulted from, an action or inaction of an Exculpated Party, which was, in the good faith judgment of an Exculpated Party, in or not opposed to the best interests of the Company. The Company shall advance to an Exculpated Party reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding for which such Exculpated Party is entitled to indemnification by the Company under the terms of this Agreement, provided that such advances shall not exceed $200,000 in connection with any individual action or proceeding. Notwithstanding the foregoing, no Exculpated Party will be indemnified against any Loss arising from (i) violation of Federal or state securities laws, (ii) fraud, gross negligence or willful misconduct or (iii) any other intentional or criminal wrongdoing of such Exculpated Party. Each Exculpated Party shall agree, that in the event he, she or it receives any such advance, such Exculpated Party shall promptly reimburse the Company for such fees, costs and expenses to the extent that he, she or it shall be determined by a final, non-appealable judgment that he, she or it was not entitled to indemnification under this section. Absent such a prompt reimbursement, any Capital Account of such Exculpated Party shall be reduced, but not below zero, to the extent of the reimbursable amount. To the extent that such reimbursement exceeds the Capital Account of the Exculpated Party, such party shall remain liable to pay the excess to the Company. The provisions of this Section 2.7 survive for a period of three years from the date of dissolution of the Company; provided that, if at the end of such period, there are any actions, proceedings or investigations then pending, the Manager will so notify the Members at such time (which notice will include a brief description of each such action, proceeding or investigation and of the liabilities asserted therein) and the foregoing provisions of this Section 2.7 will survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is ultimately resolved; and provided further that the provisions of this Section 2.7 do not limit the obligations of the Members under the Act.

Section 2.8     Officers and Agents.

(a)     The Manager may appoint officers to run the day-to-day operations of the Company. The Manager may appoint such Persons to act as authorized agents for the Company as the Manager reasonably deems appropriate. Each such authorized agent shall have such authority and shall perform such duties as may be provided in this Agreement, which the Manager may from time to time prescribe or which may be set forth in an employment agreement approved by the Manager.

(b)     Any authorized agent may resign at any time by giving written notice to the Company, and such resignation shall take effect after the giving of such notice at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by the Manager. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective. All agents shall be subject to removal at any time by the Manager with or without cause, subject to the terms of any employment agreement approved by the Manager between the Company and such agent.

Section 2.9     Removal of Manager; Election of Replacement Manager.

(a)     The Manager may be removed at any time by a majority of the Board:

(i)     for fraud, gross negligence or intentional misconduct of the Manager;

(ii)     following any filing for bankruptcy or the initiation of any insolvency proceeding by or on behalf of the Manager or Developer or foreclosure or involuntary transfer of the Membership Interests held by the Developer;

(iii)     in the event of material breach by the Manager of its obligations hereunder (unless the action or inaction that has led directly to such breach has been caused or expressly directed, accepted or approved in writing by VivoPower or a Board Supermajority) and such breach has not been cured within thirty (30) days after Manager has received notice or has obtained actual knowledge of such breach;

(iv)     in the event of material breach by the Developer of its obligations under the Development Agreement or the Contribution Agreement and such breach has not been cured within thirty (30) days after Developer has received notice or has obtained actual knowledge of such breach;

(v)     following termination of the Development Agreement; or

(vi)    following a transfer by Developer of all of its Membership Interests.

(b)     In the event of the removal, death, retirement or resignation of both John Green and Richard Green from the Manager, a new Person may be appointed as the Manager hereunder by a majority of the Board.

Section 2.10 Meetings. Meetings of Members, if any, shall be held at the request of the Manager or any Member. Notice of any such meeting shall be delivered to the Members at least 30 days prior to the meeting, which shall be held at a mutually agreed location.

Section 2.11     Dispositions of Project Companies.

(a)      VivoPower Right of First Offer.

(i)     Notwithstanding Section 2.11(c), VivoPower shall have the right at any time during the Deployment Period to conduct due diligence on, and request additional information from the Company and Manager in respect of, any Approved Project or Project Company. For a period of 45 days following VivoPower’s receipt of a ROFO Notice pursuant to Section 2.14 (the “Due Diligence Period”), VivoPower shall have the right to continue due diligence on the Offered Project and/or Offered Project Company. In the event that during the Due Diligence Period either the power purchase agreement or the interconnection agreement for the Approved Project become available for execution in final form, the Due Diligence Period shall end on the date VivoPower is provided notice of such event and a complete copy of such agreement or agreements.

(ii)     If, within 15 calendar days following the Due Diligence Period, VivoPower (or its designated Affiliate) delivers written notice to the Company of its intention to purchase the applicable Offered Project Company in accordance with this Section 2.11(a) (a “ROFO Exercise Notice”) and pays to the Company a non-refundable cash deposit equal to $[***]4 per watt of Nameplate Capacity for the Offered Project (the “Project Purchase Deposit”), (A) the Company and VivoPower (or its designated Affiliate) shall finalize a purchase agreement in the form substantially similar to the form executed between Affiliates of VivoPower and the Developer with respect to the “NC31” and “NC47” transactions, with adjustments for the stage and location of the applicable Offered Project (the “VivoPower Purchase Agreement”), including all exhibits thereto, to give effect to VivoPower’s (or its designated Affiliate’s) right to purchase, and (B) the Company and VivoPower (or its designated Affiliate) shall within 45 calendar days of payment to the Company of the Project Purchase Deposit and delivery to the Company of the ROFO Exercise Notice, or such longer period as agreed by VivoPower and the Company or as may be reasonably necessary to obtain all third party and governmental consents and approvals directly applicable to the applicable Offered Project or Offered Project Company, consummate the sale of such Offered Project Company to VivoPower (or its designated Affiliate) for the VivoPower Purchase Price (crediting the Project Purchase Deposit against the VivoPower Purchase Price) in accordance with the terms of the VivoPower Purchase Agreement and other documentation and this Section 2.11(a).

4 Confidential treatment requested

(iii)     If VivoPower shall not have delivered a ROFO Exercise Notice to the Company within the applicable 15-day period or otherwise notifies the Company that VivoPower does not intend to exercise its rights under this Section 2.11(a) with respect to an Offered Project Company, then VivoPower shall be deemed to have irrevocably waived its rights under this Section 2.11(a) and Section 2.11(b) with respect to such Offered Project Company.

(iv)     The Company and, pursuant to the Development Agreement, the Developer will continue to perform all solar field development in the ordinary course with respect to an Offered Project until consummation of any sale of the Offered Project Company that owns such Offered Project in accordance with this Section 2.11(a), and any expenses associated therewith incurred in accordance with the terms of the Development Agreement will be deemed to be Approved Costs.

(b)      VivoPower-Initiated Purchase.

(i)     VivoPower (or its designated Affiliate) shall have the right to purchase any Project Company in accordance with this Section 2.11(b), provided that, if the Manager has delivered a ROFO Notice to VivoPower with respect to a particular Project Company in accordance with Section 2.14, then the terms of Section 2.11(a) and, if applicable, Section 2.11(c) shall govern the sale of such Project Company.

(ii)     During the Deployment Period, VivoPower may elect in its sole discretion to deliver a written notice to the Company of its (or its designated Affiliate’s) intention to purchase a Project Company (the “Subject Project Company”) in accordance with the terms of this Section 2.11(b) (a “Purchase Notice”) and pay to the Company a non-refundable Project Purchase Deposit. In such event, the Company and VivoPower (or its designated Affiliate) shall

(A) promptly finalize and execute a VivoPower Purchase Agreement and other appropriate documentation governing the sale of such Subject Project Company to VivoPower (or its designated Affiliate) and (B) promptly (and in any event within 90 calendar days of the Company’s receipt of the applicable Purchase Notice from the VivoPower or such longer period as agreed by VivoPower and the Company or as may be reasonably necessary to obtain all third party and governmental consents and approvals directly applicable to the applicable Offered Project or Offered Project Company) consummate the sale of such Subject Project Company to VivoPower for the VivoPower Purchase Price (crediting the Project Purchase Deposit against the VivoPower Purchase Price) in accordance with the terms of such agreement and other documentation and this Section 2.11(b).

(c)      Subsequent Sale by VivoPower.

(i)     This Section 2.11(c) shall apply if, during the nine-month period immediately after VivoPower’s (or its designated Affiliate’s) acquisition of a Project Company pursuant to Sections 2.11(a) or (b), VivoPower (or its designated Affiliate):

(A)     has not pursued material further development of the applicable Approved Project in accordance with applicable project documents; and

(B)     directly or indirectly through any Affiliate or otherwise enters into any agreement, arrangement or understanding with a third party to sell such Project Company or all or substantially all of its assets to such third party (a “VivoPower Third Party Sale”), or consummates any VivoPower Third Party Sale, and the value of the distribution that the Developer received under Section 4.2(b) is less than the amount the Developer would have received under Section 4.2(a) if VivoPower had not acquired the applicable Project Company from the Company pursuant to Section 2.11(a) or (b) and such VivoPower Third Party Sale had instead been consummated by the Company (such excess, the “Third Party Sale Premium”).

(ii)     In the event of an anticipated Vivo Third Party Sale, (A) VivoPower shall deliver written notice to the Company of such anticipated VivoPower Third Party Sale as promptly as reasonably practicable (and in any event within 5 calendar days) after it becomes reasonably likely or certain that definitive documentation governing such sale will be executed or the sale will be consummated, whichever is earlier, including in such notice the identity of the third party acquirer, the anticipated or actual closing date, the identity of the Project Company and Approved Project, the nature and amount of the purchase price and VivoPower’s calculation of the Third Party Sale Premium; (B) immediately following consummation of such VivoPower Third Party Sale VivoPower shall pay to the Company (in return for no additional consideration, including additional Membership Interests) an amount in cash equal to the Third Party Sale Premium (treating any contingent consideration as if it had been received); (C) such payment of the Third Party Sale Premium by VivoPower to the Company shall not be treated as a Capital Contribution for purposes of this Agreement; and (D) the Third Party Sale Premium shall be deemed to constitute VivoPower Disposition Proceeds for purposes of Section 4.2(b).

(d)     Success Fees.

(i)     Upon a VivoPower-Acquired Project achieving commercial operation, as reasonably set forth in its applicable project agreements, irrespective of the identity of the then- current owner of such VivoPower-Acquired Project, then

(A)     VivoPower shall promptly (and in any event within 10 calendar days of VivoPower acquiring knowledge of such project achieving commercial operation) deliver written notice thereof to the Company, including the identity of the VivoPower-Acquired Project and the Project Company that owns or previously owned such project and the Nameplate Capacity of such VivoPower- Acquired Project;

(B)     VivoPower shall pay to the Company (in return for no additional consideration, including no additional Membership Interests) [***]5 (a “Success Fee”);

____

(C)     such payment of the Success Fee by VivoPower to the Company shall not be treated as a Capital Contribution for purposes of this Agreement; and

(D)     the Success Fee shall be deemed to constitute VivoPower Disposition Proceeds for purposes of Section 4.2(b).

5 Confidential treatment requested

(ii)     Any Success Fee payable hereunder shall be in addition to any other payments to which the Company is entitled from VivoPower under this Agreement. Unless and until a Success Fee has been paid by VivoPower to the Company in respect of the relevant VivoPower-Acquired Project which achieved commercial operation, VivoPower shall

(A)     inform any third party who or which acquires, directly or indirectly, legal or beneficial ownership of all or any part of such VivoPower-Acquired Project’s assets of the existence of the obligations set forth in this Section 2.11(d); and

(B)     require any such third party to deliver written notice to VivoPower promptly (and in any event within 5 calendar days) of the occurrence of achievement of commercial operation, as set forth in its applicable project agreements.

(e)      Conflicts of Interest.

(i)     The Company and Members acknowledge and agree that actual or potential conflicts of interest may arise in connection with the enforcement of the Company’s and VivoPower’s rights under this Sections 2.11(a) through (d). Accordingly, notwithstanding anything in this Agreement to the contrary, all rights and obligations of the Company under Sections 2.11(a), (b) and (c) will be exercised and discharged by the Company under the exclusive direction and control of the Manager and the Developer Directors in accordance with the provisions of this Agreement.

(ii)     The Company and Members acknowledge and agree that actual or potential conflicts of interest may arise in connection with the enforcement of the Company’s and Developer’s rights under the Development Agreement. Accordingly, notwithstanding anything herein to the contrary, any enforcement of the Company’s rights, including the pursuit of any remedies available to the Company, under the Development Agreement shall be under the exclusive direction and control of VivoPower in accordance with the provisions of this Agreement.

(f)     Other Sales. During the Deployment Period, once it becomes desirable to sell an Approved Project, as determined by the Manager, subject to Sections 2.11(a) and (b), the Company will exercise its commercially reasonable best efforts to sell the Project Company that owns such Approved Project. After the Deployment Period, the Company will exercise its commercially reasonable best efforts to sell all Project Companies for a period of time to be determined by the Board prior to the end of the Deployment Period. At the end of such period, for any Project Companies that remain unsold, the Company shall distribute any limited liability company interests in such Project Companies to the Members in accordance with Sections 4.2(a)(iii) and 4.2(e) as if such interests were Distributable Cash Flow. Any dispositions of Project Companies under this Section 2.11(f) may be to third parties or Affiliates of the Developer and the Manager, as determined by the Manager in accordance with this Agreement, provided that any sale of Project Companies to Affiliates of the Developer and/or the Manager shall require approval by a Board Supermajority.

(g)     Recycle Amount. An amount equal to the after-tax proceeds (assuming a tax rate equal to the Assumed Tax Rate) of [***]6 (the “Recycle Amount”) shall not be considered Distributable Cash Flow for any purposes of this Agreement but shall be retained by the Company and, subject to any required Board approval, used to fund Approved Costs (but shall not reduce the unfunded amount of any Member’s Capital Commitment).

6 Confidential treatment requested

Section 2.12    Solar Project Abandonment.

(a)     If the Manager determines that development of any Approved Project ceases to be economically viable for any reason or otherwise ceases to be in the Company’s best interest (an “Abandoned Project”), then the Manager shall notify the Board of such determination, which notice shall include the identity of the proposed Abandoned Project and support for such determination as is reasonably necessary to review such determination or as otherwise requested by the Board (such notice, an “Abandonment Notice”).

(b)     Following receipt of the Abandonment Notice, the Board shall either (i) approve the abandonment of the proposed Abandoned Project, in which case the Manager shall abandon the proposed Abandoned Project in accordance with Section 2.12(c), or (ii) reject the abandonment of the Abandoned Project, in which case the Manager shall cause the development of the applicable Approved Project to continue in accordance with this Agreement and the Development Agreement.

(c)     Following the approval of the Board of the Manager’s determination of an Abandoned Project, (i) the Company shall terminate such development, (ii) use commercially reasonable efforts to minimize losses associated with such Abandoned Project and to dissolve and liquidate the Project Company that owns the Abandoned Project, (iii) the Company and the Developer shall amend Schedule B to remove the Project Company that owns the Abandoned Project in accordance with Section 8.4(b), and (iv) the Development Agreement shall be amended accordingly.

Section 2.13  Additional Project Companies. Pursuant to the terms of the Development Agreement, and subject to (a) the approval by the Board in accordance with Section 2.3(h)(iv) and (b) availability of additional Solar Projects, the Company shall have the right to acquire from the Developer (in return for no additional consideration, including no additional Membership Interests) limited liability companies owning up to an additional 0.610 gigawatts expected Nameplate Capacity of Solar Projects. Upon the acquisition of such additional limited liability companies, (i) any limited liability companies transferred to the Company pursuant to such option shall be deemed to be Project Companies for all purposes of this Agreement from and after the effective date of such transfer (each such limited liability company, an “Additional Project Company”); (ii) any such Solar Projects owned by Additional Project Companies shall be deemed to be Approved Projects; and (iii) Schedule B shall be amended in accordance with Section 8.4 to reflect the Company’s acquisition of any such Additional Project Companies.

Section 2.14  Notice of Intent to Sell. During the Deployment Period, (a) the Manager shall exercise its commercially reasonable efforts to keep the Board informed of the status of each Approved Project and the timing of its planned Disposition and (b), if the Manager has determined it advisable to effect a Disposition of any Project Company, the Manager shall deliver written notice of such determination to each Member, which notice shall be delivered at least 60 days prior to any such Disposition (or such lesser period of time as may be necessary to adhere to the deadlines and timing provisions of Section 2.11), containing the following (such notice, the “ROFO Notice”):

(i)     the identity of the applicable Approved Project (the “Offered Project”) and Project Company (the “Offered Project Company”);

(ii)     the projected electricity generating capacity of the Offered Project consistent with the applicable project agreements (“Nameplate Capacity”);

(iii)     all leases, permits, consents, authorizations and approvals necessary for the Offered Project and a draft of each of the interconnection agreement and power purchase agreement under negotiation, if any; and

(iv)     such other information as is reasonably necessary for VivoPower to make a decision as to the exercise of its rights under Section 2.11(a) with respect to the Offered Project Company.

ARTICLE III

CAPITAL ACCOUNTS OF MEMBERS AND OPERATION THEREOF

Section 3.1      Capital Contributions.

(a)     Each Person admitted as a Member pursuant to this Agreement (other than in connection with a Transfer) shall contribute, on or prior to the applicable Closing Date, the amount of the initial Capital Contribution set forth in such Member’s Subscription Agreement, and such Capital Contribution will be deemed made as of such Closing Date and will be set forth on an updated Schedule A to this Agreement that will be maintained by the Manager in the principal offices of the Company. The Developer’s contribution of ownership interests in the Project Companies to the Company shall be treated as a Capital Contribution to the Company by the Developer.

(b)     In addition to any initial Capital Contribution, the amount, if any, of each Member’s Capital Commitment is set forth in such Member’s Subscription Agreement. The Manager shall reflect each Member’s Capital Contributions and Capital Commitments on Schedule A hereto and shall update Schedule A from time to time as appropriate. Each Member who or which has made a Capital Commitment is referred to herein as a “Committed Member”. Each Committed Member shall make Capital Contributions, in U.S. dollars, from time to time, (i) on the date specified in a written drawdown notice substantially in the form of Exhibit B given by the Manager, which date shall not be less than ten calendar days after such notice has been given, and (ii) in such amounts as may be necessary to fund Approved Costs, including those set forth in the most recent invoice submitted by the Developer and approved by the Company.

(c)     The Company shall be entitled to enforce the obligations of each Committed Member to make the contributions to capital and liquidated damages and interest payments specified in this Article III, and the Company shall have all remedies available at law or in equity if any such contribution that is required to be made hereunder by a Member who or which has not withdrawn from the Company is not so made. The remedies provided for in this Section 3.1 are in addition to and not in limitation of any other right or remedy of the Company provided by law or equity, this Agreement or any other agreement entered into by or among any one or more of the Members or the Company (including any Subscription Agreement). If a Committed Member fails to make a Capital Contribution or liquidated damages or interest payment, such Committed Member shall pay all costs and expenses incurred by the Manager and the Company in connection with such failure, including attorneys’ fees and expenses. The Manager may elect to take or not to take any of the following actions under this Section 3.1 with respect to a Defaulting Member, and no such decision shall constitute a breach of this Agreement or of any duty stated or implied in law or equity to any Member, regardless of whether the same or different remedies are applied to Defaulting Members:

(i)     If a Committed Member fails to make a Capital Contribution or liquidated damages or interest payment when due, then such Committed Member shall have 10 calendar days to cure such failure; provided that there shall be no cure period if such Committed Member has received two cure periods during the preceding 12 month period. If such failure to contribute capital is not cured within such 10-day period (or if such Committed Member shall already have received two cure periods during the preceding 12 months), then the Manager shall notify such Committed Member that it is a “Defaulting Member”; provided that no Member shall be a Defaulting Member if such Member’s failure to make a Capital Contribution was the result of such Member reasonably believing in good faith either that (i) the Manager or Developer is in material breach of its obligations hereunder or (ii) the amount of the required Capital Contribution was not properly determined in accordance with this Agreement, and in both such circumstances, at least five days prior to the due date for the applicable Capital Contribution, such Member has delivered written notice to the Manager providing a reasonably detailed description of the basis of such belief and, on the applicable due date, has paid the portion, if any, of the Capital Contribution that is not being reasonably disputed. A Committed Member shall cease to be a Defaulting Member upon it making the applicable outstanding Capital Contributions (or the outstanding portion thereof) and any liquidated damages and interest payments required in respect of such failure to make a Capital Contribution. While any Member is a Defaulting Member, (A) such Defaulting Member shall not have the right to vote on any matter presented to Members for a vote; (B) if the Defaulting Member is VivoPower, (x) only one of such Defaulting Member’s Directors shall be entitled to vote on any matter presented to the Board for a vote and (y) the Manager may elect to apply proceeds of any Project Purchase Deposit or the VivoPower Purchase Price received pursuant to Section 2.11 to the unpaid balance of such Defaulting Member’s Capital Commitment; and (C) the Manager may elect to impose any one or more of the remedies set forth in Sections 3.1(c)(ii) through 3.1(c)(v) in addition, or as an alternative, to any remedies provided by law or equity, this Agreement or any other agreement entered into by or among any one or more of the Members or the Company, including any Subscription Agreement.

(ii)     The Manager may elect to require any Defaulting Member, upon becoming a Defaulting Member, to pay liquidated damages in an amount equal to 5% of any past- due amount for the first calendar day past due plus 0.5% of any past-due amount per additional day past due and continuing to accrue until the earlier of (A) the full due and unpaid Capital Contribution plus accrued liquidated damages being paid by such Defaulting Member or any permitted transferee of such Defaulting Member’s Membership Interests or other third party (in accordance with all applicable provisions of this Agreement) and (B) the 61st day after the date on which the Capital Contribution was first due; provided, however, that if the applicable Member has timely made its Capital Contribution for each of May 2017, June 2017 and July 2017, then above liquidated damages shall be in an amount equal to 2.5% of any past-due amount for the first calendar day past due plus 0.25% of any past-due amount per additional day past due; provided further that the Manager shall not elect to impose the remedy set forth in this clause (ii) if the applicable Member shall have provided notice to the Manager at least 10 calendar days prior to the due date of such Member’s Capital Contribution of such Member’s inability to timely make such Capital Contribution in full, including a reasonably detailed explanation therefor, and the schedule for funding of Approved Costs or the amount of the required Capital Contribution can, in the reasonable judgment of the Manager, be modified without any material adverse effect on the Company or any Project Company, including by use of any after-tax proceeds received by the Company from Dispositions of Project Companies, so as to accommodate the limitations on such Member’s ability to comply with its obligations. The parties hereto acknowledge and agree that (x) in the event of any Member’s failure to timely make such Member’s Capital Contribution in full, it would be difficult to calculate the actual damages suffered by the Company and the other Members and (y) such amounts payable do not constitute a penalty and represent a reasonable estimation of actual damages that would be suffered by the Company and the other Members in such event. Amounts collected in excess of the applicable Member’s due and unpaid Capital Contribution pursuant to this clause (ii) shall be deemed income of, or a reimbursement to the Company, as appropriate, and not a Capital Contribution by such Member.

(iii)     The Manager may cause the Company to commence legal proceedings against the Defaulting Member to collect the due and unpaid Capital Contribution, liquidated damages or interest (accruing from the due date of the capital call) at a rate equal to the lesser of (A) 18% per annum, compounded daily and (B) the maximum rate allowable by law, as well as the expenses of collection, including attorneys’ fees. Amounts collected in excess of the Defaulting Member’s due and unpaid Capital Contribution pursuant to this clause (iii) shall be deemed income of, or a reimbursement to the Company, as appropriate, and not a Capital Contribution by the Defaulting Member. Notwithstanding anything else in this Agreement to the contrary, no increase in a Capital Commitment shall be effective without consent of the affected Member.

(iv)     Subject to the restrictions set forth in Article V, upon notice to the Defaulting Member, the Manager may require such Defaulting Member to assign to one or more Persons (with the prior consent of such Person or Persons), including any Member or the Manager, the Defaulting Member’s Membership Interests attributable to the unpaid balance of such Defaulting Member’s Capital Commitment, and such Person or Persons shall assume responsibility for the entire unpaid balance of the Defaulting Member’s Capital Commitment and all other obligations associated with such portion of the Defaulting Member’s Membership Interest in the Company.

(v)     The Manager may defer making distributions to such Defaulting Member for only so long as such Member remains a Defaulting Member. The Manager may, but shall not be obligated to, apply the amount of any such distribution to satisfy all or any part of such Defaulting Member’s obligation to make unpaid Capital Contributions (in which case such amounts shall be deemed to have been distributed to such Defaulting Member and then contributed by such Defaulting Member pursuant to Section 3.1(b)). If any such distribution consists of securities or other non-cash assets, the Manager may, on behalf of such Defaulting Member, cause the Company to sell or otherwise liquidate such in-kind distribution upon such terms and conditions, and at such times, as the Manager reasonably deems appropriate, apply the proceeds of such sale or other liquidation, net of transactions fees, taxes and other expenses, to satisfy all or any part of such Defaulting Member’s obligation to make unpaid Capital Contributions (in which case such net amounts shall be deemed to have been then contributed by such Defaulting Member pursuant to Section 3.1(b)). All items of profit or loss generated from the holding or disposition of any such deferred distribution shall be allocated solely to the Capital Account of the Defaulting Member on whose behalf such amounts are held, and the corresponding items of taxable income, gain, loss and deduction shall, to the maximum extent permissible, also be allocated solely to such Defaulting Member.

Section 3.2 Subsequent Closings. If a Funding Shortfall occurs and the Board does not approve sufficient additional Approved Costs to satisfy such shortfall within 15 calendar days of its occurrence or VivoPower becomes a Defaulting Member and remains a Defaulting Member, the Manager may issue additional Membership Interests, accept new Capital Contributions and may permit existing Members to increase their Capital Contributions during the 12-month period following the initial Closing Date. Subsequently-admitted Members, or Members who or which increase their Capital Contributions after the date of the initial Closing Date, will be required to contribute to the Company an amount equal to the Capital Contributions such Member would have made had all Members been admitted to the Company at the initial Closing Date, together with interest on such amounts calculated at an annual rate of 8%, compounded annually, from the initial Closing Date.

Section 3.3    Procedures for Additional Capital Contributions. Any existing Member wishing to make an additional Capital Contribution must notify the Manager of such Member’s proposed Capital Contribution at least ten business days (or such shorter period as may be acceptable to the Manager) before a Closing Date. The Manager may reasonably require additional representations and warranties, together with supporting reasonable documentation, as a condition to accepting any such proposed additional Capital Contribution and may refuse to accept all or any portion of any such proposed Capital Contribution. If the Manager accepts any proposed Capital Contribution, the contributing Member shall make available to the Company the cash to be contributed prior to the next Closing Date. Any such Capital Contribution will be deemed for all purposes of this Agreement to have been made on the applicable Closing Date. The amounts and effective dates of all additional Capital Contributions shall be recorded on supplements to this Agreement maintained by the Manager. The Manager may terminate the offering of Membership Interests at any time. The aggregate of all Capital Contributions shall be available to the Company to carry on its business, and no interest shall be paid by the Company to subscribers on any funds after their contribution to the Company. Unless otherwise determined by the Manager, all Membership Interests are subscribed for upon receipt of a wire of the subscriber and are issued subject to the collection of the funds represented by the wire. If the Manager determines to accept a check or draft, if a check or draft of a subscriber for Membership Interests representing payment for a Membership Interest is returned unpaid, the Company shall cancel that subscriber’s Membership Interest as represented by the returned check or draft, and the Manager shall file an amendment to the Certificate reflecting the cancellation in any jurisdiction where the filing may be necessary. Any liabilities incurred or profits earned by the Company in connection with the Company’s investing or trading allocable to any canceled Membership Interest shall be allocated among the remaining Members. Each subscriber agrees to reimburse the Company for any liabilities incurred in connection with any cancellation of Membership Interests issued to him, her or it.

Section 3.4    Capital Accounts. A capital account (the “Capital Account”) shall be established on the books of the Company for each Member. The Capital Account of each Member shall be in an amount equal to such Member’s Capital Contribution, adjusted as hereinafter provided. At the end of each Accounting Period, the Capital Account of each Member shall be (i) increased or decreased pursuant to Section 3.5, and (ii) decreased by the amount of any withdrawals made by, or distributions made to, such Member as of the end of such Accounting Period. At the appropriate time, the Capital Account of each Member shall also be decreased, in the case of any Member which is a foreign corporation, foreign entity or foreign Person (a “Foreign Member”), by such Foreign Member’s respective share of any taxes as shall be withheld and paid over by the Company during the preceding fiscal year pursuant to Section 4.2(b).

Section 3.5  Allocation of Net Profits and Net Losses. Except as otherwise provided in this Agreement, Net Profits and Net Losses for each Fiscal Year (or portion thereof) shall, after giving effect to all Capital Account adjustments attributable to the Capital Contributions and distributions made with respect to such Fiscal Year (or portion thereof), be allocated among the Members such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 4.2 or Section 6.2, as the case may be, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book values, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the book values of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.2 or Section 6.2, as the case may be, to the Members immediately after making such allocation; provided, however, that the Net Losses allocated to a Member shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a negative adjusted Capital Account balance at the end of any Fiscal Year. The “Net Profits” or “Net Losses” of the Company, as appropriate, shall be the taxable income or tax loss of the Company as determined for Federal income tax purposes for a given taxable year, taking into account any separately stated items, increased by the amount of any tax exempt income of the Company during such taxable year and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(iv)(i)) of the Company during such taxable year; provided, however, that items of income, gain, loss and deduction attributable to Section 704(c) Property shall be determined in accordance with the principles of Treasury Regulation Section 1.704-1 (b)(2)(iv)(g).

Section 3.6   Valuation of Capital; Net Asset Value. The Manager (or any other Person so designated by the Manager) shall determine the Company’s net asset value and the valuation of any assets distributed in kind by the Company as follows:

(a)     Securities which are listed on a national securities exchange shall be valued at their last sales prices on the date of determination on the largest national securities exchange on which such securities shall have traded on such date or, if the date of determination is not a date upon which a national securities exchange on which such securities are listed was open for trading, on the last prior date on which such securities exchange was so open not more than ten days prior to the date of determination. If no such sales of such securities occurred on either of the foregoing dates, such securities shall be valued at the “bid” price for long positions and “asked” price for short positions on the largest national securities exchange on which such securities are traded on the date of determination or, if the date of determination is not a date upon which such a national securities exchange was open for trading, on the last prior date on which such a national securities exchange was so open not more than 10 days prior to the date of determination. Securities which are not listed on a national securities exchange shall be valued at representative “bid” quotations if held long by the Company and representative “asked” quotations if held short by the Company, unless included in the NASDAQ National Market System, in which case they shall be valued based upon their last sales prices (if such prices are available). Securities for which no such market prices are available shall be valued at such value as reasonably determined by the Manager.

(b)     All other assets and liabilities of the Company (except goodwill, which shall not be taken into account) shall be assigned such value as the Manager, or such other party designated by the Manager, may reasonably determine.

Section 3.7  Liabilities. Liabilities shall be determined in accordance with generally accepted accounting principles, applied on a consistent basis; provided, however, that the Board may provide reserves for estimated accrued expenses, liabilities or contingencies, including general reserves for unspecified contingencies in accordance with Section 2.4(d).

Section 3.8  Allocation for Tax Purposes. For each fiscal year, items of income, deduction, gain, loss or credit as determined for Federal income tax purposes shall be allocated among the Members in such manner as to reflect amounts allocated to the Capital Accounts of the Members under this Agreement. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

Section 3.9   Determination by the Manager of Certain Matters. All matters concerning the allocation of profits, gains and losses among the Members including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Manager in accordance with the terms of this Agreement.

Section 3.10  Independent Expert. In the event any Member disagrees with any determination of the Manager in respect of the matters set forth in Sections 3.6 through 3.9, the applicable Member shall notify the Manager of such disagreement, which notice shall include a reasonably detailed explanation of such disagreement. During the thirty (30) day period following the delivery of such notice, the Members and Manager shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions shall not be admissible in any future proceedings between the parties to this Agreement. If, during such period, the Members and Manager are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to Doman Energy or another independent expert (“Independent Expert”) reasonably satisfactory to each Member and the Manager. The Independent Expert’s determination shall be based solely on presentations by the Member(s) and the Manager (i.e., not on the basis of independent review). The Members and the Manager shall cause the Independent Expert to deliver a written report setting forth its determination of the amounts or items in dispute. Such report shall be final and binding on the Members and the Manager.

ARTICLE IV

DISTRIBUTIONS AND WITHDRAWALS OF CAPITAL

Section 4.1     Distributions and Withdrawals in General. No Member shall be entitled to receive distributions from the Company or withdraw any amount from its Capital Account, except as provided in Section 4.2 or Section 6.2. Distributions to Members will be made by the Company to Members, in amounts and at times in accordance with this Agreement and as may be determined by a Board Supermajority from time to time. All distributions will be made solely from Distributable Cash Flow.

Section 4.2      Distributions.

(a)     The Company will distribute Distributable Cash Flow as soon as reasonably practicable after receipt and in no event more than 30 days following receipt of such Distributable Cash Flow. Such distributions shall be distributed to the Members in the following amounts and order of priority:

(i)     First, [***]7 to Members (other than the Developer) pro rata in accordance with their respective Membership Percentages and one-third to the Developer until each Member (other than the Developer) has received an amount equal to the sum of (A) the aggregate Capital Contributions made by such Member and (B) a [***]8 on each Capital Contribution made by such Member calculated from the date of receipt of such Capital Contribution by the Company, as such sum is reduced by prior distributions to such Member pursuant to this Article IV;

(ii)     Second, [***]9 to the Developer and [***]10 to Members (other than the Developer) pro rata in accordance with their respective Membership Percentages until the Developer has received in the aggregate an amount equal to the total amount distributed to Members (other than the Developer) pursuant to this Article IV, including this Section 4.2(a)(ii) but excluding Section 4.2(b); and

(iii)     Thereafter, [***]11 to the Members (other than the Developer) pro accordance with their respective Membership Percentages and [***]12 to the Developer;

provided, however, that, if any Member becomes a Defaulting Member, then, for so long as such Member remains a Defaulting Member, provisions of Section 3.1(c)(v) shall apply. No Member who or which was previously a Defaulting Member but has ceased to be a Defaulting Member shall have any claim or other entitlement to reimbursement, clawback or other payment applied to satisfy such Defaulting Member’s obligation to make unpaid Capital Contributions or pay liquidated damages, interest or other amounts hereunder.

7 Confidential treatment requested

8 Confidential treatment requested

9 Confidential treatment requested

10 Confidential treatment requested

11 Confidential treatment requested

12 Confidential treatment requested

(b)     The Company will distribute VivoPower Disposition Proceeds as soon as reasonably practicable after receipt and in no event more than 30 days following receipt of such VivoPower Disposition Proceeds. Such proceeds shall be distributed exclusively to the Developer. The Company will distribute the Commitment Fee to each Member that makes a Capital Contribution as soon as reasonably practicable after receipt of the applicable Capital Contribution and in no event more than 30 days following receipt of such Capital Contribution.

(c)     If any withholding or other tax is imposed with respect to a Member’s distributions hereunder, the amount distributed to such Member pursuant to Section 4.2(a) shall be reduced by the amount of such withholding or other tax. Notwithstanding any provision of this Agreement to the contrary, the Manager shall withhold and pay over to the Internal Revenue Service, pursuant to Sections 1441, 1445 and 1446 and any other withholding tax provisions of the Code, or any successor provision, at such times as required by such Sections, such amounts as the Company is required to withhold under such Sections, as from time to time in effect, on account of each Foreign Member’s distributive share of the Company’s items of gross income which are subject to withholding tax pursuant to such Section. To the extent that a Foreign Member claims to be entitled to a reduced rate of, or exemption from, U.S withholding tax pursuant to an applicable income tax treaty, or otherwise, the Foreign Member shall furnish the Manager with such information and forms as they may require and are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Foreign Member represents and warrants that any such information and forms furnished by it shall be true and accurate, and agrees to indemnify the Company and each of the Members from any and all damages, costs and expenses, including attorneys’ fees, resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes. Any amount of withholding taxes withheld and paid over by the Manager with respect to a Foreign Member’s distributive share of the Company’s gross income shall be treated as a distribution to such Foreign Member and shall be charged against the Capital Account of such Foreign Member.

(d)     Tax Distributions. To the extent of Distributable Cash Flow, the Company shall distribute to each Member with respect to each taxable year of the Company (excluding the taxable year in which the Company is being liquidated) an amount of cash equal to such Member’s Tax Liability Amount for such taxable year (a “Tax Distribution”). For this purpose, a Member’s “Tax Liability Amount” for any such taxable year of the Company means an amount equal to the Assumed Tax Rate multiplied by (a) the taxable income (including separately stated items) and gain allocated to such Member for such taxable year of the Company (as shown on the applicable Internal Revenue Service Form 1065 Schedule K-1 filed by the Company), minus (b) the cumulative losses that have been allocated to such Member for each taxable year of the Company to the extent such losses have not previously reduced taxable income and gain pursuant to this provision. The “Assumed Tax Rate” shall mean the rate representing the highest federal and applicable state income tax rate in effect for an unmarried individual resident of the state of North Carolina, taking into account the character of income. To the extent feasible, Tax Distributions shall be made on a quarterly basis based on estimates of the Company’s taxable income to facilitate the Members’ ability to make quarterly estimated tax payments with respect to their income from the Company. At such time as the taxable income or loss of the Company for a taxable year is finally determined for purposes of the filing of its federal income tax return for the relevant year, the amounts of any excess Tax Distributions calculated in the manner provided above received by the Members shall be used to offset the Company’s obligation to make future Tax Distributions to the Members for subsequent taxable years or by so reducing the proceeds of liquidation otherwise payable to such Member. All Tax Distributions made to a Member pursuant to this Section 4.2(d) shall be treated as an advance distribution to such Member and shall reduce the amount of any distribution (other than Tax Distributions) to which such Member thereafter becomes entitled under this Agreement, whether from proceeds of the liquidation of the Company or otherwise. Notwithstanding the foregoing, no Tax Distribution shall be payable in connection with a sale or liquidation of the Company (including a sale of substantially all of the Company’s assets).

(e)     If the Manager elects to distribute securities in kind to the Members, for purposes of Section 4.2 such securities shall be valued in the manner set forth in Section 3.6 above.

ARTICLE V

TRANSFER; WITHDRAWAL, DEATH, DISABILITY

Section 5.1      Transfer, Withdrawal, Death, etc. of Members.

(a)     Subject to Sections 5.1(b) and 5.1(c), and except for any Transfer to another Member pursuant to Section 5.2, no Member may transfer, sell, pledge, assign, hypothecate, gift, give or otherwise dispose of (“Transfer”) his, her or its Membership Interests or any portion thereof, either voluntarily or involuntarily by operation of law, without the prior written consent of a Board Supermajority; provided that any Member may Transfer its Membership Interests or any portion thereof to an Affiliate without consent of a Board Supermajority; provided further, however, that (i) any subsequent direct or indirect Transfer of the stock, membership interests or other ownership interests of such Affiliate shall be treated as a Transfer of Membership Interests for purposes of this Agreement and (ii) unless such Affiliate has sufficient assets (or is otherwise sufficiently creditworthy), as reasonably determined by the Manager, to satisfy any obligations to make Capital Contributions or other payments hereunder associated with such Transferred Membership Interests, the transferring Member shall remain responsible for performance of all of its obligations under this Agreement, including its obligations to make Capital Contributions. Any Transfer not made in accordance with the preceding sentence shall be void. If a Board Supermajority consents to a Transfer of a Member’s Membership Interests, such Transfer’s effectiveness shall be conditioned upon the transferee executing this Agreement or a joinder to this Agreement. No Member may voluntarily withdraw from the Company except in connection with a Transfer of 100% of such Member’s Membership Interests.

(b)     The withdrawal, death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of a Member or the Manager shall not dissolve the Company. The legal representatives of a Member shall succeed as assignee to such Member’s Membership Interests upon the death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Member, but shall not be admitted as a substituted Member without the consent of the Manager.

(c)     In the event of death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of a Member: (i) the Person to whom or which the Member’s interest is purported to be transferred shall not become a Member and shall only be entitled to the economic benefits attributable to such interest, and (ii) the interest of such Member shall continue at the risk of the Company business until the termination of the Company.

Section 5.2      Right of First Offer.

(a)     In the event a Member desires to Transfer any of its Membership Interests (other than to an Affiliate in which such Member owns, directly or indirectly, or is under common control with such Affiliate by a Person that owns directly, or indirectly, at least fifty percent (50%)), prior to offering the Membership Interests to any third party, such Member shall give notice (“Offer Notice”) to each other Member specifying the price (the “Specified Price”) and other terms (the “Specified Terms”) at and on which the Member is willing to Transfer its Membership Interests.

(b)     Each non-transferring Member (or any Affiliate of any non-transferring Member designated by it) shall have the right, for a period of 20 calendar days after receipt of an Offer Notice, to inform the transferring Member in writing of its election to purchase the subject Membership Interests at the Specified Price and on the Specified Terms (such notice, the “Election Notice”). Any Election Notice, if given, shall be irrevocable.

(c)     If more than one Member (or its Affiliate) has delivered an Election Notice, each such Member (or its Affiliate) will be entitled to acquire that portion of the subject Membership Interests which is equal to the product of (1) the Membership Interests subject to the Officer Notice, multiplied by (2) the fraction, the numerator of which is the Membership Interest of such Member and the denominator of which is the aggregate Membership Interest of all Members that have given an Election Notice. If any Member elects not to give an Election Notice, each of the other Members may elect to acquire the Membership Interests subject to an Offer Notice not otherwise subject to an Election Notice, pro rata as provided in the prior sentence; provided that, if a Member defaults on its obligation to purchase the subject Membership Interests pursuant hereto, the transferring Member shall not be required to sell its Membership Interests to the remaining Members unless all such Membership Interests are being acquired by the remaining Members.

(d)     The closing of the Transfer of the Membership Interests covered by any Election Notice shall occur no later than 60 days after the Election Notice is given or such later date as may be required to obtain any applicable governmental consents or approvals or to satisfy any reporting or waiting period under any applicable law, or at such other time as the parties agree.

(e)     If the right of first offer is exercised, at the closing of the Transfer, (1) each Member which has given an Election Notice shall pay (by wire transfer of immediately available United States Dollars to such United States bank accounts as the transferring Member giving the Offer Notice may designate in a written notice to the Company and the other Members no later than five Business Days prior to the closing date for the transfer pursuant to the Election Notice) an amount equal to the product of (i) the cash price of the Membership Interests set forth in the Officer Notice, multiplied by (ii) the fraction referred to in Section 5.2(c), and (2) the Member that gave the Offer Notice shall take the following actions (i) such Member shall Transfer to each Member entitled to purchase, as provided in Section 5.2(c), all right, title and interest in and to the Membership Interests, free and clear of all liens; and (ii) such Member shall take all such further actions and execute, acknowledge, and deliver all such further documents that are necessary to effectuate the Transfer of the Membership Interests contemplated by this Section. Upon the closing of such Transfer, (1) all of such transferring Member’s obligations and liabilities associated with the Membership Interests which are the subject of such transfer will terminate except those obligations and liabilities accrued through the date of such closing, (2) such Member shall have no further rights as a Member in respect of the Membership Interests which re the subject of such Transfer; and (3) all the rights, obligations and liabilities associated with the Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of each Person acquiring such Membership Interests.

(f)     If non-transferring Members (or their Affiliates) have not given Election Notices to purchase all of such Membership Interests offered for sale for the Specified Price on the Specified Terms, or the Election Notices have been given buy the closing of the Transfer of the Membership Interests has not occurred within 60 days after such Election Notices have been given despite good faith negotiation by the parties, then thereafter for a period of 180 calendar days, the transferring Member may Transfer the Membership Interests to a third party for the Specified Price (or a higher price) on the Specified Terms (or better terms to the transferring Member). If such Transfer is not consummated within such 180-day period, then any subsequent Transfer by such Member of its Membership Interests shall again be subject to the right of first offer as set forth in this Section 5.2.

ARTICLE VI

DURATION AND TERMINATION OF COMPANY

Section 6.1      Duration. The Company shall continue until terminated pursuant to the provisions of this Section 6.1. The Company may be terminated:

(a)     at any time, by unanimous decision of the Board;

(b)     upon sale or distribution of substantially all remaining assets of the Company in accordance with this Agreement; or

(c)     in accordance with applicable law.

Section 6.2    Termination. On termination of the business of the Company, the Manager shall, within a reasonable time period after completion of a final audit of the Company’s books and records (which shall be performed within 90 days of such termination), make distributions out of Company assets, in the following manner and order:

(a)     for the payment of the Company’s liabilities and obligations to its creditors other than Members (including Members who are creditors), and the expenses of liquidation; and

(b)     to the Members in accordance with Section 4.2.

Notwithstanding the foregoing, upon dissolution, the Manager and/or any liquidator of the Company shall have the authority to place the Company’s assets in a trust or some other arrangement rather than distribute such assets in accordance with Section 6.2(a) and Section 6.2(b) above. The investments therein and any proceeds from a disposition of such investments will be distributed to the Members when appropriate, as determined by the Manager and/or the liquidator.

ARTICLE VII

TAX RETURNS; REPORTS TO MEMBERS

Section 7.1     Filing of Tax Returns. The Manager shall prepare and file, or cause the accountants of the Company to prepare and file, a Federal information tax return in compliance with the Code and any required state and local income tax and information returns for each tax year of the Company.

Section 7.2      Member Information Rights.

(a)     As soon as practicable following the completion of each taxable year, the Company intends to prepare and mail, or cause its accountants to prepare and mail, to each Member a report setting forth in sufficient detail such information as shall enable such Member to prepare his, her or its respective Federal income tax returns in accordance with the laws, rules and regulations then prevailing.

(b)     In addition, the Company shall provide to each Member that is not a Defaulting Member:

(i)     draft and definitive documents with respect to Approved Project development milestones, including power sales contracts, land leases, purchase agreements, interconnection agreements, resource analyses and permits;

(ii)     annual audited financial statements audited by Sheehan & Company or such other regionally recognized independent accounting firm reasonably selected by the Manager within 120 days after completion of each Fiscal Year;

(iii)     unaudited financial statements for the previous quarter no later than 45 days after the end of each fiscal quarter beginning with the second quarter of the 2017 Fiscal Year;

(iv)     prompt notification of any material litigation involving the Company or any Project Company;

(v)     the right upon reasonable notice and at reasonable times to inspect all properties, records and files of the Company and interview senior executives of the Company and the Company’s auditors;

(vi)    auditor letters to management of the Company;

(vii)     notices of material defaults under material contracts of the Company or any Project Company; and

(viii)    such other information as Members may reasonably request from time to time.

Section 7.3   Tax Matters Partner. The Manager shall at all times constitute, and have full powers and responsibilities as, the Tax Matters Partner (as defined in the Code) of the Company with respect to such return for purposes of Section 6231(a)(7) of the Code.

ARTICLE VIII MISCELLANEOUS

Section 8.1    General. This Agreement: (a) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Members, and (b) may be executed, through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; provided, however, that the counterparts, in the aggregate, shall have been signed by all of the Members.

Section 8.2    Method of Distribution. All distributions made pursuant to this Agreement shall be made in cash or securities or both, in the same form as purchased or received by the Company.

Section 8.3    Power of Attorney. Each of the Members hereby appoints the Manager as his, her or its true and lawful representative and attorney-in-fact, in such Member’s name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a)     the Certificate and all amendments thereto as may be required under the Act;

(b)     any amendment to this Agreement duly approved as provided in Section 8.4; and

(c)     any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Company, or required by any applicable Federal, state or local law.

The power of attorney hereby granted by each of the Members is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Member.

Section 8.4      Amendments to Company Agreement.

(a)     The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the approval of a Board Supermajority insofar as is consistent with the laws governing this Agreement; provided, however, that, without the consent of the Board, the Manager may (i) amend the Company’s records, including Schedule A hereto, to reflect changes validly made in the membership of this Company and the Capital Contributions of the Members in accordance with this Agreement or (ii) amend or modify this Agreement to the extent necessary to form, qualify or continue the Company in all jurisdictions in which the Company conducts or plans to conduct business.

(b)     Notwithstanding Section 8.4(a), Schedule B may be amended at any time or from time to time by mutual written agreement of the Company and Developer (i) with approval of the Board or (ii) without such approval if such amendment (A) is reasonably necessary to reduce taxable income or gain recognized by the Company or the Members in connection with any sale of interests, (B) reflects the removal of an Abandoned Project in accordance with Section 2.12 or (C) reflects the addition of one or more Additional Project Companies. The Manager is expressly authorized to cause the Company to take any actions reasonably necessary to give effect to any amendment to Schedule B adopted in accordance with this Section 8.4(b), including liquidating or dissolving Project Companies and acquiring Additional Project Companies from the Developer pursuant to appropriate documentation.

(c)     Notwithstanding anything herein to the contrary, this Section 8.4 may not be amended without the written consent of all Members.

Section 8.5  Adjustment of Basis of Company Property. In the event of a distribution of Company property to a Member or an assignment or other transfer (including by reason of death) of all or part of the interest of a Member in the Company, at the request of a Member, the Manager may cause the Company to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Section 734 and 743 of the Code.

Section 8.6  Governing Law; Venue. This Agreement and all disputes arising hereunder or related hereto shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to the principles of choice or conflicts of laws thereof. Each of the parties hereto consents and agrees to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement shall be heard only in the courts described above. EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7  Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered or certified mail. All notices to the Company shall be addressed to its principal place of business with copies addressed to (a) 91 Distant View Drive, Asheville, North Carolina 28803 and (b) 171 Rolling Meadows Road, Fletcher, North Carolina 28732. All notices addressed to a Member shall be addressed to such Member at the address set forth on Schedule A hereto. Any Member may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

Section 8.8  Agreement Binding Upon Successors and Assigns. Except as herein otherwise specified, this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the respective parties hereto.

Section 8.9  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, however, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 8.10    Confidential Information.

(a)     Each Member agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to his, her or its Membership Interests or for purposes of filing such Member’s tax returns) or disclose to any Person, any information or matter relating to the Company and its affairs and any information or matter related to any Project Company (other than disclosure to such Member’s directors, employees, agents, advisors, lenders or other Persons providing financing or representatives responsible for matters relating to the Company who agree to be bound by the provisions of this Section 8.10 (each such Person, an “Authorized Representative”)); provided that (i) such Member and his, her or its Authorized Representatives may make such disclosure to the extent that (w) the information to be disclosed is publicly known at the time of proposed disclosure by such Member or Authorized Representative, (x) the information otherwise is or becomes legally known to such Member other than through disclosure by the Company, the Manager, the Company or any Affiliate of, or other party that is subject to (and the Member is aware is subject to) a confidentiality agreement with, any of the foregoing entities, (y) such information is required to be disclosed by any Member or any of its Affiliates as a result of any law, rule or regulation of any stock exchange or other regulatory authority having jurisdiction over such Member or its Affiliates, or (z) such Member is required to disclose any such information in connection with any legal or administrative proceeding or investigation, provided that such Member will, to the extent permitted by law, notify the Manager immediately in writing of the existence, terms and circumstances surrounding such a request so that the Manager may seek a protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure sought by such request, and such Member agrees to cooperate with the Manager in seeking a protective order or other remedy if requested by the Manager; provided further that, if a protective order or other remedy is not obtained and, in the opinion of such Member’s counsel, disclosure is required, such Member may make such disclosure without liability under this Agreement as long as such Member and/or his, her or its Authorized Representatives furnish only that portion of the information which is legally required to be disclosed, and such Member gives the Manager notice of the information to be disclosed as far in advance of its disclosure as practicable and uses its reasonable best efforts to ensure that confidential treatment will be accorded to all such disclosed information; (ii) such Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of an investment in the Company and all material of any kind (including opinions or other tax analyses that are provided to the Member relating to such tax treatment and tax structure); and (iii) such Member may disclose such information to a prospective transferee; provided that such Member has provided the Manager with at least five business days’ prior written notice of such anticipated disclosure along with identification of such prospective transferee and such prospective transferee shall have entered into a confidentiality agreement reasonably acceptable to the Manager and containing customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information is disclosed. Each Member agrees to be liable for a breach of this Section 8.10 by any of his, her or its Authorized Representatives and acknowledges and agrees that the Company and the Manager would be damaged irreparably and would not have an adequate remedy at law if this Section 8.10(a) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which it may be entitled at law or in equity, the Company and the Manager will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Section 8.10(a) and to enforce specifically this Section 8.10(a), without bond or other security being required. The rights and remedies in this Section 8.10(a) are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Nothing will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which a party may be entitled.

(b)     Except as provided in Section 8.10(a)(ii) above, the Manager may, to the maximum extent permitted by applicable law or this Agreement, keep confidential from any Member any information the disclosure of which the Company or the Manager is required by law, agreement or otherwise to keep confidential; provided that, in the event of any litigation between the Company or the Manager on the one hand and any Member on the other, no Member will be deemed to have waived any right to discovery of such information solely on the basis of this Section 8.10(b).

(c)     The Manager will use reasonable efforts to keep confidential any information relating to a Member obtained by the Manager in connection with or arising out of the Company that the Member requests in writing to the Manager to be kept confidential (it being understood that the identity of any Member may be disclosed to any other Member).

Section 8.11  Elimination of Member and Manager Fiduciary Duties. The following expressly supplements the limitations of the liability of the Members set forth in this Agreement. Each of the parties hereto acknowledges and agrees that, (a) to the fullest extent permitted by applicable law, the Manager shall have no fiduciary duties to the Company or to the Members, and the Members shall have no fiduciary duties to the Company or to each other hereunder, and (b) the applicability of default principles of fiduciary duty to the conduct of the Manager or the Members, whether under the Act or other applicable law, is hereby explicitly disclaimed and of no force or effect as regards the Company.

Section 8.12   Joint Efforts. To the full extent permitted by applicable law, neither this Agreement nor any ambiguity or uncertainty contained herein shall be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 8.13   Legal Counsel. Each Member acknowledges and understands that this Agreement and related documents have been prepared by counsel for the Company and the Developer and that such counsel has not represented or been engaged to provide services to any Member. Each Member further acknowledges and understands that such counsel or other counsel may hereafter be engaged by the Company, by the Developer or by the Manager to provide legal services and representation as any of them may determine, and, in such event, such counsel or other counsel may concurrently represent the Company, the Developer or the Manager. Each Member acknowledges and understands that counsel for the Company or any other Member does not represent any Member in the absence of a clear and explicit agreement to that effect between the Member and such counsel with respect to the Company or the Manager, and in the absence of such agreement, such counsel shall owe no duties to any Member (even if such counsel represents such other Member in matters unrelated to the Company).

Section 8.14   Not for Benefit of Creditors. The provisions of this Agreement (including this Section 8.14) are intended only for the regulation of relations among current, prospective and former Members, the Manager and the Company. Subject to the provisions of Sections 2.6 and 2.7 as they apply to an Exculpated Party, this Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

Section 8.15   Interpretation. In this Agreement:

(a)     any reference to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise;

(b)     the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement;

(c)     all words should be construed to be of such gender or number as the circumstances require;

(d)     the words “including,” “includes” or “include” are to be read as listing non- exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance;

(e)     where a Person “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Person is legally obligated to do so in accordance with this Agreement;

(f)     except as expressly set forth herein, any reference to a statute or regulation is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time;

(g)     any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented or modified from time to time through such date;

(h)     the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(i)     the words “herein,” “hereof,” “hereunder” or “hereto” refer to this Agreement in its entirety and not to a particular Section, paragraph or other part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

THE COMPANY

Innovative Solar Ventures I LLC

By:  ISV I Management LLC

Manager

By:	John E. Green
John Green
Managing Member

By:
Richard Green
Managing Manager

[Signature Page to Amended and Restated Operating Agreement of Innovative Solar Ventures I LLC ]

MEMBERS

INNOVATIVE SOLAR SYSTEMS, LLC

By:	John E. Green
John Green
Managing Member

By:
Richard Green
Managing Manager

[Signature Page to Amended and Restated Operating Agreement of Innovative Solar Ventures I LLC]

MEMBERS

VIVOPOWER (USA) DEVELOPMENT LLC

By:
Carl Weatherly White
Chief Financial Officer

[Signature Page to Amended and Restated Operating Agreement of Innovative Solar Ventures I LLC ]

SCHEDULE A

MEMBERS

Member Name and Address	Asset or Capital Contribution	Capital Commitment	Membership Percentage	# of Membership Interests or Developer Interests
Innovative Solar Systems, LLC 1095 Hendersonville Road Asheville, NC 28803	Schedule B Project Companies	$ [***][13]	[***]%[14]	[***][15]
VivoPower (USA) Development LLC 140 Broadway New York, NY 10005	$ [***][16]	$ [***][17]	[***]%[18]	[***][19]
		TOTAL:	100%	27,600

13 Confidential treatment requested

14 Confidential treatment requested

15 Confidential treatment requested

16 Confidential treatment requested

17 Confidential treatment requested

18 Confidential treatment requested

19 Confidential treatment requested

SCHEDULE B

PROJECT COMPANIES

[***]20

20 Confidential treatment requested

Exhibit A

Operating Agreement of Innovative Solar Ventures I LLC - Approved Development Budget

[***]21

21 Confidential treatment requested

EXHIBIT B

FORM OF DRAWDOWN NOTICE

[See attached]

EXHIBIT B

[INNOVATIVE SOLAR VENTURES I LETTERHEAD]

ATTENTION – DRAWDOWN NOTICE – ACTION REQUIRED

[Date], 201_

[Name of Member]

[Address]

[City, State and Zip Code]

Attention: [Representative Name]

Drawdown Notice of Innovative Solar Ventures I LLC (the “Fund”)

Call No. [number]

Dear [Representative Name]:

This letter constitutes a drawdown notice pursuant to Section 3.1(b) of the Amended and Restated Operating Agreement of the Fund, dated April 17 , 2017 (the “Operating Agreement”). We are writing to notify you that, pursuant to such Section, the Fund is calling capital from you in the amount of $[insert amount] (your “Capital Contribution”), which represents [number]% of your unfunded Capital Commitment. Subject to the following paragraph, the full amount of our Capital Contribution is due on or before [date not less than ten calendar days after this notice has been delivered to Member] and must be wired in immediately available funds to the Fund’s account as specified below. Failure to timely make your Capital Contribution is subject to the remedies set forth in the Operating Agreement.

Once the Fund receives your Capital Contribution, the Commitment Fee that will be payable to you by the Company pursuant to Section 4.2(b) of the Operating Agreement in respect of your Capital Contribution will be [***]22. The Commitment Fee will be shown as a credit on this drawdown notice unless you are a Defaulting Member. In that case, (i) the amount of your credit is $[amount] [N/A], (ii) your Capital Contribution may be reduced by such amount and (iii) the Fund will not separately pay the Commitment Fee to you.

As of the date of this drawdown notice:

1.	the Fund’s total Capital Commitments are $[amount];
2.	your original total Capital Commitment was $[amount];
3.	prior to your Capital Contribution your unpaid Capital Commitment is $[amount] and after your Capital Contribution is paid will be $[amount]; and
4.	the aggregate of amounts referred to in Section 2.11(g) of the Operating Agreement that have been retained but would otherwise be distributable to Members is $[amount].

The wire instructions for your Capital Contribution are as follows:

Bank:

ABA
Swift

22 Confidential treatment requested

Innovative Solar Ventures I LLC Drawdown Notice No.

[Date], 201_

A/C	Innovative Solar Ventures I LLC
REF	[Member Name]

Please instruct the financial institution handling the wire transfer to include your name, as a Member of the Fund, on the wire transfer.

The purpose of your Capital Contribution is to pay the following Approved Costs which are consistent with the Approved Development Budget:

1.	Organization and Offering Expenses:	$___

2.	Expenses payable pursuant to Section 4 of the Development Agreement per the Progress Billing Schedule (as defined in the Development Agreement):	$___

3.

Reasonable documented fees, costs and expenses incurred by the Company in connection with the offer and Disposition of Project Companies and Approved Projects, including reasonable documented fees and expenses for legal, accounting, placement agent, broker- dealer and consulting services and other fees and expenses incurred by or on behalf of the Company in connection with the consummation of any transaction contemplated by Sections 2.11(a), (b) or (f) of the Operating Agreement:

$___

4.	Expenses described in Section 2.4(a)(iv) through (vi) of the Operating Agreement:	$___

5.	Expenses of the Company and the Project Companies approved by a Board Supermajority:	$___

A true and complete copy of the most recent invoice submitted by the Developer and approved by the Company as well as other supporting documentation for the foregoing (as well as the status report and other documentation required by Section 4 of the Development Agreement) are enclosed with this drawdown notice or have been previously provided to you and are identified in a list enclosed herewith.

All capitalized terms used in this letter have the meanings set forth in the Operating Agreement unless the context otherwise requires.

If you should have any questions regarding this information, please feel free to contact John Green at (828) 215-9064.

Sincerely,

ISV I Management LLC,

Manager of Innovative Solar Ventures I LLC

By: __________________________________________________________________

2

Innovative Solar Ventures I LLC Drawdown Notice No.

[Date], 201_

John Green

Managing Member

3